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                                                                    Exhibit 2.2

                                     BYLAWS

                                       OF

                                SpectraFAX Corp.



                                    ARTICLE I
                                       Name


Section 1.  The name of this corporation is SpectraFAX, Corp. (Amended 7-31-85)

Section 2. Its principal office shall be located at Naples, Florida, 33942. Other offices for the transaction of business shall be located at such places as the Board of Directors may from time to time determine.

                                   ARTICLE II
                                      Stock

Section 1. Stock may be issued for cash or property, services rendered or good will, as may be determined by the Board of Directors.

Section 2. All certificates of stock shall be signed by the President and the Secretary and shall be sealed with the corporate seal.

Section 3. Treasury stock shall be held by the Corporation subject to the disposal by the Board of Directors and shall neither vote nor participate in dividends.

Section 4. The Corporation is authorized to issue 20,000,000 shares, each having a Par Value of one/hundredth of a cent ($.0001) per share. The Corporation is also authorized to issue 200,000 Series A Cumulative, Non Participating 12% Par Value $25.00 Preferred Stock.

                               (Amended 1-20-84)
                               (Amended 11-22-89)
                               (Amended 10-29-92)

Section 5. Transfers of stock shall be made only on the books of the Corporation, and the old certificate properly endorsed shall be surrendered and canceled before a new certificate is issued. The stock books of the Corporation shall be closed against transfers for a period of ten (10) days before the day of payment of a dividend and for ten (10) days before each annual meeting of Shareholders.


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Section 6.  In case of loss or destruction of a certificate of stock, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction and upon giving of satisfactory security, bond or otherwise, against loss to the Corporation. Any such new certificate shall be plainly marked "Duplicate" upon its face.

                                  ARTICLE III
                             Shareholders' Meetings

Section 1. An annual meeting of the Shareholders shall be held within 90 days after the end of the calendar year accounting cycle of the Company ending December 31st at the principal office of the Corporation. At such meeting, the Shareholders shall elect Directors and Officers to serve as provided by the Charter, or these bylaws, or until their successors shall be elected and qualified.

                             (Amended July 14,1995)

Section 2. A special meeting of the Shareholders may be called at any time and place by the President, Executive Vice President or by a majority of the Board of Directors. It shall be the duty of the President, Executive Vice President or the Board of Directors to call such a meeting whenever so requested by Shareholders holding a majority of the capital stock.

Section 3. Notice of the time and place of all annual and special meetings shall be mailed by the Secretary to each Shareholder ten (10) days before the date thereof, but each Shareholder respectively may dispense with the notice requirements by signing a written waiver.

Section 4. The President, or in his absence, the Executive Vice President, shall preside at all such meetings.

Section 5. At every such meeting, such Shareholder will be entitled to cast one vote for each share of stock held in his name, either in person or by proxy. All proxies shall be in writing and shall be filed with the Secretary and by him/her entered of record in the minutes of the meeting.

Section 6. Every Shareholder shall have the right to vote in person or by proxy the number of shares of stock owned by him.

Section 7. A quorum for the transaction of business at any such meeting shall consist of a representation of a majority of the shares of stock issued and outstanding. The Shareholders present at any meeting, though less than a quorum, may adjourn the meeting to a future time.

Section 8. The Shareholders shall have power, by a majority vote of stock present at any such meeting, to remove any Director or Officer from office.


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                                   ARTICLE IV
                                   Directors


Section 1. The business and property of the Corporation shall be managed by a Board of Directors of not less than five (5) nor more than seven (7) in number, who shall be elected by the Shareholders and shall receive such compensation for their services as the Shareholders authorize.

                               (Amended 11-22-88)

Section 2. The regular meetings of the Directors shall be held at the principal office of the Corporation immediately after the adjournment of each annual Shareholders' meeting upon the same or succeeding day or at such other place as a majority of the Board may agree upon.

Section 3. Special meetings of the Board of Directors, to be held in the principal office of the Corporation, may be called by the President, Executive Vice President or a majority of the Board. By unanimous consent of the Directors, special meetings of the Board of Directors may be held without notice at any time and place.

Section 4. Notice of all regular and special meetings shall be mailed to each Director by the Secretary, or in his/her absence, by the President or Executive Vice President, at least five (5) days previous to the time fixed for the meeting, unless written waiver of notice is signed by all Directors. All notices of special meetings shall state the purpose thereof.

Section 5. A quorum for the transaction of business at any regular or special meeting of the Directors shall consist of a majority of the members of the Board, but a majority of those present at any regular or special meeting shall have power to adjourn the meeting to a future time. In accordance with Florida law, meetings of the Board of Directors may be conducted telephonically with appropriate minutes being kept and filed among the corporate records.

Section 6. Notwithstanding Sections 2 through 5 of this ARTICLE IV, above, an action ordinarily required to be taken at a meeting of three Directors, may be taken without a meeting if a consent, in writing, setting forth the action to be taken is signed by all of the Directors and filed in the minutes of the Board of Directors. Such consent shall have the same effect as a unanimous vote.

Section 7. The Directors shall elect the Officers of the Corporation, such election to be held at the Directors' meeting following each annual Shareholders' meeting. An officer may be removed at any time by a two thirds vote of the full Board of Directors. The Directors shall fix the salaries of the Officers of the Corporation and award them from time to time such additional compensation, as bonuses or dividends, as may be lawful and justified.

Section 8. Vacancies on the Board of Directors may be filled for unexpired terms by the remaining Directors at any regular or special Directors meeting.


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Section 9.  At each annual Shareholders' meeting, the Directors shall submit a statement of the business done during the preceding year, together with a report of the condition of its tangible property.

                                   ARTICLE V
                                    Officers

Section 1. The officers of this Corporation shall be a President, one or more Vice Presidents, a Secretary, and a Treasurer, Assistant Secretaries and Treasurers and such other Officers, agents and factors as may be deemed necessary by the Directors, who shall be elected for the term of one (1) year, but who shall hold office until their successors are duly elected and qualified. Any two (2) or more offices may be held by the same person. No one shall be eligible to hold the office of President who is not a Director of the Corporation, and if the President ceases to be a Director, he shall cease to hold office as President as soon as his successor is elected and qualified.

Section 2. The President shall preside at all Directors' and Shareholders' meetings, shall have general supervision over the affairs of the Corporation and over the other Officers, shall sign all stock certificates and written contracts of the Corporation and sign checks, and shall perform all other duties as are incident to his office. In case of the absence by reason of incapacitation or disability of the President, his duties shall be performed by the Executive Vice President, by any other Vice President if the Executive Vice President is disabled or absent, or by the Secretary in the absence of any Vice President.

Section 3. The Secretary shall issue notices of all Directors' and Shareholders' meetings and shall attend and keep the minutes of the same, shall have charge of the corporate minute book, stock certificate book, and shall be custodian of the corporate seal. He/she shall attest with his/her signature and impress with the corporate seal all stock certificates and written contracts of the Corporation and shall perform all such other duties as are incident to his/her office.

Section 4. (a) Funds of the company shall be deposited in such bank or banks as the Directors may designate and shall be withdrawn upon check or order of such of the Officers as the Directors may authorize.

            (b) The Treasurer shall have custody of the corporate funds, records, books and accounts of the Corporation, shall keep full and accurate accounts of receipts and disbursements and render account thereof at the annual meeting of the Shareholders and shall perform such other duties as the Directors may designate and authorize.

                                   ARTICLE VI
                                   Dividends

Section 1. Dividends to be paid out of the surplus earnings of the Corporation may be declared from time to time by resolution of the Board of Directors, but no dividend shall be paid that will impair the capital of the Corporation or that would render the Corporation insolvent.


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                                  ARTICLE VII
                                  Amendments

Section 1. Amendments to these Bylaws may be made by a vote of the Shareholders representing a majority of all the stock issued and outstanding at any annual Shareholders' meeting; or at any special Shareholders' meeting, when the proposed amendments have been set out in the notice of such meeting.

                                  ARTICLE VIII
                         (Amended and deleted 2-23-87)


                                   ARTICLE IX
                                Indemnification

Section 1. Each director and officer of the Corporation, whether or not then in office, shall be indemnified by the Corporation against all costs and expenses reasonably incurred or imposed upon him in connection with or arising out of any claim, demand, action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been a director or officer of the Corporation (said expenses to include attorney's fees and the costs of reasonable settlements made with a view to curtailment of costs of litigations), except in relation to matters as to which he finally shall be adjudged in any such action, suit or proceeding to have been derelict in the performance of his duty as such director or officer. Such right of indemnification shall not be exclusive of any other rights to which he may be entitled as matter of law; and the foregoing rights of indemnification shall inure to the benefit of the heirs, executors and the administrators of any such director or officer.

THE ABOVE AND FOREGOING BYLAWS WERE UNANIMOUSLY ADOPTED BY THE SHAREHOLDERS THIS 4TH DAY OF SEPTEMBER, 1984.


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